Exhibit 99.1

Company Press Release

Tuesday, November 14, 2006

Advant-e Corporation Announces Third Quarter 2006 Results

Company Reports 41% Increase in Net Income for the Quarter

DAYTON, Ohio, November 14, 2006 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the quarter ending September 30, 2006.

For the third quarter of 2006 the Company reported record revenues of $1,368,582, a 20% increase over revenues of $1,143,058 in the third quarter of 2005. The increase in revenue is attributable to continued strong demand in grocery and retail as well as growth in the automotive supply chain sector for the company’s web EDI services.

Net income for the quarter was $232,375, or $.04 per share, a 41% increase over net income of $164,945, or $.02 per share, for the same period in 2005.

Jason K. Wadzinski, Chairman and Chief Executive Officer, remarked, “I am pleased to announce that our third quarter was another record for Advant-e in both revenue and net income. Even though our investments in improved infrastructure, product development, and sales and marketing efforts have not as yet resulted in the revenue growth we expected, we remain committed to our strategy of prudent investment in those areas that provide the best opportunity to accelerate our top-line sales.”

For the nine months ending September 30, 2006 the Company reported revenues of $3,964,509, a 22% increase over revenues of $3,258,931 in the same period in 2005. Net income for the period in 2006 was $630,936, or $.10 per share, compared to net income of $390,324, or $.06 per share in the 2005 period.

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Trading Community Connectivity and Management Solution, and within specific industries via web-based EDI services including www.GroceryEC.com, www.RetailEC.com, www.AutomotiveEC.com, www.MfgEC.com and www.CPGSupplier.com.

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration and bar coding applications. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue	$1,368,582	1,143,058	3,964,509	3,258,931
Cost of revenue	422,394	379,142	1,199,923	1,142,521

Gross margin	946,188	763,916	2,764,586	2,116,410
Marketing, general and administrative expenses	589,891	494,103	1,799,812	1,471,118

Operating income	356,297	269,813	964,774	645,292
Other income, net	14,142	5,132	46,531	5,132

Income before taxes	370,439	274,945	1,011,305	650,424
Income tax expense	138,064	110,000	380,369	260,100

Net income	$232,375	164,945	630,936	390,324

Basic earnings per share	$0.04	0.02	0.10	0.06

Diluted earnings per share	$0.04	0.02	0.10	0.06

Weighted average shares outstanding	6,403,174	6,332,423	6,403,174	6,298,765

Weighted average shares outstanding, assuming dilution	6,432,246	6,364,810	6,429,770	6,308,378

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,850,956	1,763,435
Short-term investments	264,503	225,902
Accounts receivable, net	446,581	351,482
Prepaid expenses and deposit	46,143	25,128

Total current assets	2,608,183	2,365,947

Software development costs, net	258,365	160,656
Property and equipment, net	361,012	262,523

Total assets	$3,227,560	2,789,126

Liabilities and Shareholders’ Equity
Liabilities
Current liabilities:
Accounts payable	$56,376	44,838
Accrued salaries and other expenses	126,825	115,510
Income taxes payable	26,305	375,652
Deferred income taxes	70,966	26,000
Deferred revenue	81,250	76,173

Total current liabilities	361,722	638,173
Deferred income taxes	212,530	136,000

Total liabilities	574,252	774,173

Shareholders’ Equity:
Common stock, $.001 par value; 20,000,000 shares authorized; 6,403,714 outstanding	6,403	6,403
Paid-in capital	1,551,606	1,551,606
Accumulated other comprehensive income	13,034	5,615
Retained earnings	1,082,265	451,329

Total shareholders’ equity	2,653,308	2,014,953

Total liabilities and shareholders’ equity	$3,227,560	2,789,126

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$630,936	390,324
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	105,624	80,115
Amortization of software development costs	93,793	185,280
Loss on disposal of assets	41,921	—
Net realized gains on sales of available-for-sale investments	(8,768)	—
Deferred income taxes	116,963	(16,000)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(95,099)	(7,529)
Prepaid expenses	(21,015)	(16,635)
Accounts payable	11,538	691
Accrued salaries and other expenses	11,315	7,515
Income taxes payable	(349,347)	242,100
Deferred revenue	5,077	(55,594)

Net cash flows from operating activities	542,938	810,267

Cash flows from investing activities:
Purchases of available-for-sale investments	(107,966)	(235,175)
Proceeds from sales of available-for-sale investments	90,085	16,006
Purchases of equipment	(238,480)	(83,485)
Software development costs	(199,056)	(64,519)

Net cash flows from investing activities	(455,417)	(367,173)

Cash flows from financing activities:
Issuance of common stock	—	91,500
Payments of direct costs of securities registration	—	(6,741)

Net cash flows from financing activities	—	84,759

Net increase in cash and cash equivalents	87,521	527,853

Cash and cash equivalents, beginning of period	1,763,435	944,892

Cash and cash equivalents, end of period	$1,850,956	1,472,745

Supplemental disclosures of cash flow items:
Income taxes paid	$641,000	34,000

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

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